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                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                               COBALT CORPORATION


                                   ARTICLE I
                                      NAME

     The name of the corporation is COBALT CORPORATION (the "CORPORATION").

                                   ARTICLE II
                            AUTHORIZED CAPITAL STOCK

     SECTION 1. The aggregate number of authorized shares of common stock of the Corporation shall be Seventy-Five Million (75,000,000) shares, designated as "Common Stock" and having no par value per share.

     SECTION 2. The aggregate number of authorized shares of preferred stock of the Corporation shall be One Million (1,000,000) shares, designated as "Preferred Stock" and having no par value per share. Authority is hereby vested in the Board of Directors from time to time to issue the Preferred Stock in one or more series of any number of shares and, in connection with the creation of each such series, to fix, by resolution providing for the issue of shares thereof: (i) the voting rights, if any; (ii) the designations, preferences, limitations and relative rights of such series in respect to the rate of dividend, the price, the terms and conditions of redemption; (iii) the amounts payable upon such series in the event of voluntary or involuntary liquidation;
(iv) sinking fund provisions for the redemption or purchase of such series of shares; and, (v) if the shares of any series are issued with the privilege of conversion, the terms and conditions on which such series of shares may be converted. In addition to the foregoing, to the full extent now or hereafter permitted by the WBCL, in connection with each issue thereof, the Board of Directors may at its discretion assign to any series of the Preferred Stock such other terms, conditions, restrictions, limitations, rights and privileges as it may deem appropriate. The aggregate number of preferred shares issued and not canceled of any and all preferred series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. Each series of Preferred Stock shall be distinctively designated by letter or descriptive words or both.

                                  ARTICLE III
                               BOARD OF DIRECTORS
                            AND SHAREHOLDER MEETINGS

     SECTION 1. Except as may be otherwise specifically provided by the WBCL, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of the Board of Directors.


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     SECTION 2. A majority of the whole Board of Directors of the Corporation shall constitute a quorum for the transaction of business and, except as otherwise provided in these Articles of Incorporation or the Bylaws of the Corporation, the vote of a majority of the directors present at a meeting at which a quorum is then present shall be the act of the Board of Directors of the Corporation. The term "whole Board of Directors of the Corporation," as used in these Articles of Incorporation, means the total number of directors which the Corporation would have as of the date of such determination if the Board of Directors of the Corporation had no vacancies.

     SECTION 3. The Board of Directors of the Corporation shall consist of no less than 3 nor more than 9 directors, the exact number of directors to be determined in accordance with the Bylaws of the Corporation. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the whole Board of Directors of the Corporation. Thomas R. Hefty, Janet D. Steiger and Kenneth M. Viste, Jr. are hereby named as the initial Class I directors to hold office for a term expiring at the annual meeting of shareholders in 2001 and until their respective successors are duly elected and qualified or until their earlier resignation or removal; James L. Forbes, D. Keith Ness and William C. Rupp are hereby named as the initial Class II directors to hold office for a term expiring at the annual meeting of shareholders in 2002 and until their respective successors are duly elected and qualified or until their earlier resignation or removal; and Richard
A. Abdoo, Barry K. Allen and Michael S. Joyce are hereby named as the initial Class III directors to hold office for a term expiring at the annual meeting of shareholders in 2003 and until their respective successors are duly elected and qualified or until their earlier resignation or removal. At each annual meeting of shareholders beginning in 2001, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term shall expire and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

     SECTION 4.

          A. QUALIFICATIONS. No person shall be elected or appointed to, or permitted to serve on, the Board of Directors of the Corporation unless either
(i) such person would qualify as an Independent Director (as defined in Paragraph B.1 of this Section 4 of Article IV), or (ii) immediately after giving effect to such election or appointment, at least eighty percent (80%) of the members of the whole Board of Directors of the Corporation would qualify as Independent Directors ("INDEPENDENT DIRECTOR MINIMUM"). The Independent Director Minimum shall decrease by one-half percent (0.5%) in proportion to each one percent (1%) reduction in the issued and outstanding Common Stock Beneficially Owned by the Foundation below eighty percent (80%), PROVIDED, HOWEVER, that the Independent Director Minimum shall always be greater than fifty percent (50%).

          B.  DEFINITIONS.

              1. "INDEPENDENT DIRECTOR" means (i) any person who was a member of the Board of Directors of Blue Cross & Blue Shield United of Wisconsin on the effective date of the filing of these Amended and Restated Articles of Incorporation, or (ii) any person who, during the entirety of any term of service on the Board of Directors of the Corporation, satisfies each of the following conditions: (a) he or she shall have affirmed in writing that, at the time of his or her election or appointment for such term, he or she was Independent (as defined in Paragraph B. 2 of this Section 4 of Article III), and
(b) he or she shall have agreed to serve only in the capacity of an Independent Director for such term.

              2. "INDEPENDENT" means a person who, at any given time, (i) shall not be a Major Participant (as defined in Paragraph B. 4 of this Section 4 of Article III), (ii) shall not have been nominated to the Board of Directors of the Corporation at the initiative of a Major Participant, (iii) shall not have announced a commitment to any proposal made by a Major Participant that has not been approved by an Independent Board Majority (as defined in Paragraph B. 3 of this Section 4 of Article III), and (iv) shall not have been determined by an Independent Board Majority to have been subject to any relationship, arrangement or circumstance (including any relationship with a Major Participant) which, in the judgment of such Independent Board Majority, is reasonably possible or likely to interfere to an extent deemed unacceptable by such Independent Board Majority with his or her exercise of independent judgment as a director.

              3. "INDEPENDENT BOARD MAJORITY" means a group of directors comprised of (i) a majority of all directors who qualify as Independent Directors at the time of such determination, and (ii) a majority of all directors at the time of such determination.

              4. "MAJOR PARTICIPANT" means (i) the Foundation (as defined in
Section 1 of Article V hereof) or a Person (as defined in Section 1 of Article V hereof) who shall, in the judgment of an Independent Board Majority, succeed to the position held by the Foundation, PROVIDED, that no Person shall lose his, her or its status as an Independent Director solely because such Person is a member of the Board of Directors of the Foundation (as defined in Section 1 of Article V hereof), (ii) a Person who, except as provided in the next sentence, is an Excess Owner (as defined in Section 1 of Article V hereof), (iii) a Person that has filed proxy materials with the SEC (as defined in Section 1 of Article V hereof) supporting a candidate for election to the Board of Directors of the Corporation in opposition to candidates approved by an Independent Board Majority, (iv) a Person that has made a proposal, made a filing with the SEC or taken other actions in which such Person indicates that such Person may seek to become a Major Participant or which in the judgment of an Independent Board Majority indicates that it is reasonably possible or likely that such Person will seek to become a Major Participant, or (v) a Person that is an affiliate or associate (as defined in Section 1 of Article V hereof) of a Major Participant. Notwithstanding the foregoing, in the event that an Independent Board Majority shall have approved an acquisition of outstanding Capital Stock (as defined in Section 1 of Article V hereof) of the Corporation, prior to the time such acquisition shall occur, which would otherwise render a Person a Major Participant and such Person (a) shall not have made any subsequent acquisition of outstanding Capital Stock of the

Corporation not approved by an Independent Board Majority and (b) shall not have subsequently taken any of the actions specified in the preceding sentence without the prior approval of an Independent Board Majority, then such Person shall not be deemed a Major Participant; PROVIDED that the Foundation shall always be deemed a Major Participant notwithstanding any approval of any acquisition of Capital Stock of the Corporation or any other development or fact of any kind. In the event there shall be any question as to whether a particular Person is a Major Participant, the determination of an Independent Board Majority shall be binding upon all parties concerned.

     SECTION 5. Each election of directors shall be by plurality vote except that an individual shall not be elected to the Board of Directors of the Corporation if such election is prohibited by Section 4 of this Article III or the individual does not meet the qualifications which may be required by the Bylaws of the Corporation as constituted at the time of such election.

     SECTION 6. Any newly created directorships resulting from any increase in the number of directors or from the removal, resignation or death of a director may be filled only by the affirmative vote of an Independent Board Majority and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified or until their respective earlier resignation, removal or death.

     SECTION 7. Shareholders of the Corporation shall have no right to remove any director or the whole Board of Directors of the Corporation unless such removal is for Cause (as defined below in this Section 7 of Article III) and unless the holders of at least seventy-five percent (75%) of the issued and outstanding shares of Common Stock then entitled to vote at an election of directors shall have voted in favor of such removal for Cause. "Cause," as used in this Section 7, means gross negligence or willful misconduct in the performance of the director's duty to the Corporation in a matter of substantial importance to the Corporation.

     SECTION 8. Whenever the holders of any series of Preferred Stock issued by the Corporation or of any other securities of the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation then applicable thereto.

     SECTION 9. Meetings of the shareholders of the Corporation for any purpose or purposes may be held within or without the State of Wisconsin, as the Bylaws of the Corporation may provide.

     SECTION 10. Subject to the rights, if any, of the holders of Preferred Stock or any series thereof, special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time only by the Chairman of the Board of the Corporation, the Chief Executive Officer of the Corporation, the President of the Corporation, an Independent Board Majority or any other party specifically mandated by the WBCL. Special meetings of the shareholders of the Corporation may not be called by any other person or persons or in any other manner.

     SECTION 11. The restrictions contained in Wisconsin Statutes Section
180.1150 shall not apply to shares of Capital Stock Beneficially Owned by the Foundation, by any entity 100% of whose equity interests are owned beneficially by the Foundation, or by any Trustee or Trustees under the Voting Trust and Divestiture Agreement.



                                   ARTICLE IV
                     LIABILITY FOR BREACH OF FIDUCIARY DUTY

     A director of the Corporation shall not be personally liable to the Corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the following: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; (ii) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;
(iii) a transaction from which the director derived an improper personal profit;
(iv) willful misconduct; or (v) liability arising under Section 180.0833 of the WBCL. In no event shall any director be deemed to breach any fiduciary duty or other obligation owed to any shareholders of the Corporation or any other person by reason of (i) his or her failure to vote for (or by reason of such director's vote against) any proposal or course of action that in such director's judgment would breach any requirement imposed by the BlueCross BlueShield Association (or its then successor) (the "BCBSA") or could lead to termination of any license granted by the BCBSA to the Corporation or any subsidiary or affiliate of the Corporation, or (ii) his or her decision to vote in favor of any proposal or course of action that in such director's judgment is necessary to prevent a breach of any requirement imposed by the BCBSA or could prevent termination of any license granted by the BCBSA to the Corporation or any subsidiary or affiliate of the Corporation. If the WBCL is hereafter amended to authorize, with the approval of a corporation's shareholders, further reductions in the liability of a corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the WBCL as so amended. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE V
                             RESTRICTION ON TRANSFER

     SECTION 1. The following definitions shall apply with respect to this
Article V:


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     (a) "AFFILIATE" and "ASSOCIATE" have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     (b) a Person shall be deemed to "BENEFICIALLY OWN," be the "BENEFICIAL OWNER" of or have "BENEFICIAL OWNERSHIP" of any Capital Stock:

          (1) in which such Person shall then have a direct or indirect beneficial ownership interest;

          (2) in which such Person shall have the right to acquire any direct or indirect beneficial ownership interest pursuant to any option or other agreement (either immediately or after the passage of time or the occurrence of any contingency);

          (3) which such Person shall have the right to vote;

          (4) in which such Person shall hold any other interest which woul d count in determining whether such Person would be required to file a Schedule 13D or Schedule 13G under Regulation 13D-G under the Exchange Act; or

          (5) which shall be Beneficially Owned (under the concepts provided in the preceding clauses) by any affiliate or associate of the particular Person or by any other Person with whom the particular Person or any such affiliate or associate has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities and other than pursuant to the Registration Rights Agreement);

PROVIDED, HOWEVER, that:

          (6) a Person shall not be deemed to Beneficially Own, be the Beneficial Owner of, or have Beneficial Ownership of Capital Stock by reason of possessing the right to vote if (i) such right arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act, and (ii) such Person is not the Excess Owner of any Excess Shares, is not named as holding a beneficial ownership interest in any Capital Stock in any filing on Schedule 13D or
Schedule 13G, and is not an affiliate or associate of any such Excess Owner or named Person;

          (7) a member of a national securities exchange or a registered depositary shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of Capital Stock held directly or indirectly by it on behalf of another Person (and not for its own account) solely because such member or depositary is the record holder of such Capital Stock, and (in the case of such member), pursuant to the rules of such exchange, such member may direct the vote of such Capital Stock without instruction on matters which are uncontested and do not affect substantially the rights or privileges of the holders of the Capital Stock to be voted, but is otherwise precluded by the rules of such exchange from voting such Capital Stock without instruction on either contested matters or matters that may affect substantially the rights or the privileges of the holders of such Capital Stock to be voted;

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          (8) a Person who in the ordinary course of business is a pledgee of
Capital Stock under a written pledge agreement shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such pledged Capital Stock solely by reason of such pledge until the pledgee has taken all formal steps which are necessary to declare a default or has otherwise acquired the power to vote or to direct the vote of such pledged Capital Stock, PROVIDED THAT:

              (A) the pledge agreement is bona fide and was not entered into with the purpose nor with the effect of changing or influencing the control of the Corporation, nor in connection with any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act; and

              (B) the pledge agreement does not grant to the pledgee the right to vote or to direct the vote of the pledged securities prior to the time the pledgee has taken all formal steps which are necessary to declare a default;

          (9) a Person engaged in business as an underwriter or a placement agent for securities who enters into an agreement to acquire or acquires Capital Stock solely by reason of its participation in good faith and in the ordinary course of its business in the capacity of underwriter or placement agent in any underwriting or agent representation registered under the Securities Act, as a bona fide private placement, a resale under Rule 144A promulgated under the Securities Act, or in any foreign or other offering exempt from the registration requirements under the Securities Act shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such securities until the expiration of forty (40) days after the date of such acquisition so long as
(i) such Person does not vote such Capital Stock during such period, and (ii) such participation is not with the purpose or with the effect of changing or influencing control of the Corporation, nor in connection with or facilitating any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act;

          (10) if the Corporation shall sell shares in a transaction not involving any public offering, then each purchaser in such offering shall be deemed to obtain Beneficial Ownership in such offering of the shares purchased by such purchaser, but no particular purchaser shall be deemed to Beneficially Own or have acquired Beneficial Ownership or be the Beneficial Owner in such offering of shares purchased by any other purchaser solely by reason of the fact that all such purchasers are parties to customary agreements relating to the purchase of equity securities directly from the Corporation in a transaction not involving a public offering, PROVIDED THAT:

              (A) all the purchasers are persons specified in Rule 13d-l(b)(l)
(ii) promulgated under the Exchange Act;

              (B) the purchase is in the ordinary course of each purchaser's business and not with the purpose nor with the effect of changing or influencing control of the Corporation, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act;

              (C) there is no agreement among or between any purchasers to act together with respect to the Corporation or its securities except for the purpose of facilitating the specific purchase involved; and

              (D) the only actions among or between any purchasers with respect to the Corporation or its securities subsequent to the closing date of the nonpublic offering are those which are necessary to conclude ministerial matters directly related to the completion of the offer or sale of the securities sold in such offering;

          (11) the Share Escrow Agent shall not be deemed to be the Beneficial Owner of any Excess Shares held by such Share Escrow Agent pursuant to an Excess Share Escrow Agreement, nor shall any such Excess Shares be aggregated with any other shares of Capital Stock held by affiliates or associates of such Share Escrow Agent; and

          (12) a Person shall not be deemed to Beneficially Own, be the Beneficial Owner of, or have Beneficial Ownership of Capital Stock by reason of the fact that such Person shall have entered into an agreement with the Corporation pursuant to which such Person, or its associates or affiliates, shall, upon consummation of the transaction described in such agreement, acquire, directly or indirectly, all of the Capital Stock of the Corporation (by means of a merger, consolidation, stock purchase or otherwise), PROVIDED THAT:

              (A) such agreement shall have been approved by an Independent Board Majority prior to the execution thereof by the Corporation;

              (B) neither such Person nor its associates or affiliates shall have been the Excess Owner of any Excess Shares immediately prior to the execution of such agreement;

              (C) the consummation of the transaction described in such agreement shall be subject to the approval of the holders of Capital Stock of the Corporation entitled to vote thereon under the WBCL or pursuant to other applicable law or the rules of the New York Stock Exchange, Inc. or any other national securities exchange or automated quotation system on which any of the Capital Stock shall then be listed or quoted; and

              (D) neither such Person nor its associates or affiliates shall have made any acquisition of Capital Stock after the execution of such agreement other than pursuant to the terms of such agreement.

Anything herein to the contrary notwithstanding, a Person shall continue to be deemed to Beneficially Own, be the Beneficial Owner of, and have Beneficial Ownership of, such Person's Excess Shares which shall have been conveyed, or shall be deemed to have been conveyed, to the Share Escrow Agent in accordance with this Article V until such time as such Excess Shares shall have been sold by the Share Escrow Agent as provided in this Article V.

     (c) "BCBSA" has the meaning set forth in Article IV hereof.

     (d) "CAPITAL STOCK" means shares (or any basic unit) of any class or series of any equity security, voting or non-voting, common or preferred, which the Corporation may at any time issue or be authorized to issue.

     (e) "COMMON STOCK" has the meaning set forth in Section 1 of Article II hereof.

     (f) "EXCESS OWNER" means a Person who Beneficially Owns Excess Shares.

     (g) "EXCESS SHARES" means (i) with respect to any Institutional Investor, all the shares of Capital Stock Beneficially Owned by such Institutional Investor in excess of the Institutional Investor Ownership Limit, (ii) with respect to any Noninstitutional Investor, all the shares of Capital Stock Beneficially Owned by such Noninstitutional Investor in excess of the Noninstitutional Investor Ownership Limit, and (iii) with respect to any Person, all the shares of Capital Stock Beneficially Owned by such Person in excess of the General Ownership Limit; PROVIDED, HOWEVER, that in the event the Excess Shares with respect to such Person results from the Beneficial Ownership of Capital Stock of such Person being aggregated with the Beneficial Ownership of Capital Stock of any other Person, then the number of Excess Shares with respect to such Person shall be allocated PRO RATA in proportion to each Person's total Beneficial Ownership (as calculated without giving effect to this Article V). All Excess Shares shall be deemed to be issued and outstanding shares of Capital Stock even when subject to or held pursuant to this Article V.

     (h) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended or supplemented and any other federal law which the BCBSA shall reasonably judge to have replaced or supplemented the coverage of the Exchange Act.

     (i) "FOUNDATION" means Wisconsin United for Health Foundation, Inc., a nonstock corporation organized under Chapter 181 of the Wisconsin Statutes.

     (j) "GENERAL OWNERSHIP LIMIT" means any combination of shares of Capital Stock in any series or class (including Common Stock) that represents 20% of the ownership interest in the Corporation at the time of determination. Unless an Independent Board Majority otherwise determines pursuant to the authority granted in Section 15 of this Article V, the manner in which shares in different classes or series of Capital Stock shall be counted to determine the ownership interest represented by any particular combination of those shares of Capital Stock pursuant to clause (ii) above shall be the same manner prescribed by the BCBSA under the License Agreements. So long as Common Stock (carrying identical voting rights per share) shall be the only class of Capital Stock issued by the Corporation, the General Ownership Limit shall be irrelevant for purposes of this Article V because the Institutional Investor Ownership Limit shall exclusively determine whether any shares of Common Stock owned by any Institutional Investor constitute Excess Shares and the Noninstitutional Investor Ownership Limit shall exclusively determine whether any shares of Common Stock owned by any Noninstitutional Investor constitute Excess Shares. If, however, the Corporation were to issue a series of Preferred Stock or other class of Capital Stock other than Common Stock, then (i) shares Beneficially Owned by an Institutional Investor in excess of either the Institutional Investor Ownership Limit or the General Ownership Limit would constitute

Excess Shares, and (ii) shares Beneficially Owned by a Noninstitutional Investor in excess of either the Noninstitutional Investor Ownership Limit or the General Ownership Limit would constitute Excess Shares.

     (k) "INSTITUTIONAL INVESTOR" means any Person that is an entity or group identified in Rule 13d-l(b)(1)(ii) under the Exchange Act as constituted on June 1, 1997, PROVIDED THAT every filing made by such Person with the SEC under Regulation 13D-G (or any successor Regulation) under the Exchange Act with respect to such Person's Beneficial Ownership of Capital Stock by such Person shall have contained a certification identical to the one required by Item 10 of
Schedule 13G constituted on June 1, 1997, or such other affirmation as shall be approved by the BCBSA and the Board of Directors.

     (l) "INSTITUTIONAL INVESTOR OWNERSHIP LIMIT" means that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent 10% of the Voting Power of all shares of Capital Stock issued and outstanding at the time of determination.

     (m) "LICENSE AGREEMENTS" means the license agreements as constituted from time to time between the Corporation or any of its subsidiaries or affiliates and the BCBSA, including any and all addenda thereto, with respect to, among other things, the "Blue Cross" and "Blue Shield" names and marks.

     (n) "NONINSTITUTIONAL INVESTOR" means any Person that is not an Institutional Investor.

     (o) "NONINSTITUTIONAL INVESTOR OWNERSHIP LIMIT" means that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent 5% of the Voting Power of all shares of Capital Stock issued and outstanding at the time of determination.

     (p) "ORIGINAL FOUNDATION SHARES" has the meaning set forth in Section 14 of this Article V.

     (q) "OWNERSHIP LIMIT" means each of the General Ownership Limit, the Institutional Investor Ownership Limit and the Noninstitutional Investor Ownership Limit.

     (r) "PERMITTED TRANSFEREE" means a Person whose acquisition of Capital Stock will not violate any Ownership Limit applicable to such Person.

     (s) "PERSON" means any individual, firm, partnership, corporation, limited liability company, trust, association, joint venture or other entity, and shall include any successor (by merger or otherwise) or of any such entity.

     (t) "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement, between the Corporation, the Foundation, and Wisconsin BC Holdings LLC, a Wisconsin limited liability company, dated as of the effective date of the filing of these Amended and Restated Articles of Incorporation.


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

     (u) "SCHEDULE 13D" means a report on Schedule 13D under Regulation 13D-G under the Exchange Act and any report which may be required in the future under any requirements which the BCBSA shall reasonably judge to have any of the purposes served by Schedule 13D.

     (v) "SCHEDULE 13G" means a report on Schedule 13G under Regulation 13D-G under the Exchange Act and any report which may be required in the future under any requirements which the BCBSA shall reasonably judge to have any of the purposes served by Schedule 13G.

     (w) "SEC" means the United States Securities and Exchange Commission and any successor federal agency having similar powers.

     (x) "SECURITIES ACT" means the Securities Act of 1933, as amended or supplemented, and any other federal law which the BCBSA shall reasonably judge to have replaced or supplemented the coverage of the Securities Act.

     (y) "SHARE ESCROW AGENT" means the Person appointed by the Corporation to act as escrow agent with respect to the Excess Shares.

     (z) "TRANSFER" means any of the following which would affect the Beneficial Ownership of Capital Stock: (a) any direct or indirect sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock, or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise, and (b) any other transaction or event, including without limitation a merger, consolidation, or acquisition of any Person, the expiration of a voting trust which is not renewed, or the aggregation of the Capital Stock Beneficially Owned by one Person with the Capital Stock Beneficially Owned by any other Person.

     (aa) "VOTING POWER" means the voting power attributable to the shares of Capital Stock issued and outstanding at the time of determination and shall be equal to the number of all votes which could be cast in any election of any director which could be accounted for by all shares of Capital Stock issued and outstanding at the time of determination. If, in connection with an election for any particular position on the Board of Directors of the Corporation, shares in different classes or series are entitled to be voted together for purposes of such election, then in determining the number of "all votes which could be cast" in the election for that particular position for purposes of the preceding sentence, the number shall be equal to the number of votes which could be cast in the election for that particular position if all shares entitled to be voted in such election (regardless of series or class) were in fact voted in such election. For any particular Person, the Voting Power of such Person shall be equal to the quotient, expressed as a percentage, the numerator of which shall be the number of votes that could be cast with respect to shares of Capital Stock Beneficially Owned by such Person (including, for these purposes, (i) any Excess Shares Beneficially Owned by such Person and held and/or voted by the Escrow Share Agent, and (ii) any shares of Capital Stock Beneficially Owned by such Person, but not yet issued) and the denominator of which shall be (a) the total number of votes that could be cast by all shareholders of the Corporation (including such particular Person) based upon the issued and outstanding shares of Capital Stock at the time of determination plus (b) any shares of Capital Stock that have not been issued but which were counted in the determination of the numerator. If the Corporation shall issue any series or class of shares for which positions on the Board of Directors of the Corporation are reserved or shall otherwise issue shares which have voting rights which can arise or vary based upon terms governing that class or series, then the percentage of the voting power represented by the shares of Capital Stock Beneficially Owned by any particular Person shall be the highest percentage of the total votes which could be accounted for by those shares in any election of any director.

     (bb) "VOTING TRUST AND DIVESTITURE AGREEMENT" means that certain Voting Trust and Divestiture Agreement among the Corporation, the Foundation, Wisconsin BC Holdings LLC, a Wisconsin limited liability company, and the trustee named therein, dated as of the effective date of the filing of these Amended and Restated Articles of Incorporation.

     SECTION 2.

     (a) No Institutional Investor shall Beneficially Own shares of Capital Stock in excess of the Institutional Investor Ownership Limit. No Noninstitutional Investor shall Beneficially Own shares of Capital Stock in excess of the Noninstitutional Investor Ownership Limit. No Person shall Beneficially Own shares of Capital Stock in excess of the General Ownership Limit.

     (b) The occurrence of any Transfer which would cause any Person to Beneficially Own Capital Stock in excess of any Ownership Limit applicable to such Person shall have the following legal consequences: (i) such Person shall receive no rights to the Excess Shares resulting from such Transfer (other than as specified in this Article V), and (ii) the Excess Shares resulting from such Transfer immediately shall be deemed to be conveyed to the Share Escrow Agent.

     (c) Notwithstanding the foregoing, a Person's Beneficial Ownership of Capital Stock shall not be deemed to exceed any Ownership Limit applicable to such Person if (A) the Excess Shares with respect to such Person do not exceed the lesser of 1% of the Voting Power of the Capital Stock or 1% of the ownership interest in the Corporation, and (B) within fifteen (15) days of the time when such Person becomes aware of the existence of such Excess Shares, such Person transfers or otherwise disposes of sufficient shares of Capital Stock so that such Person's Beneficial Ownership of Capital Stock shall not exceed any Ownership Limit.

     SECTION 3. Any Excess Owner who acquires or attempts to acquire shares of Capital Stock in violation of Section 2 of this Article V, or any Excess Owner who is a transferee such that any shares of Capital Stock are deemed Excess Shares, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request.

     SECTION 4. The Corporation shall have the right to take such actions as it deems necessary to give effect to the transfer of Excess Shares to the Share Escrow Agent, including refusing to give effect to the Transfer or any subsequent Transfer of Excess Shares by the Excess Owner on the books of the Corporation. Excess Shares so held or deemed held by the Share Escrow Agent shall be issued and outstanding shares of Capital Stock. An Excess Owner shall have no rights in such Excess Shares except as expressly provided in this
Article V and the administration of the Excess Shares escrow shall be governed by the terms of an Excess Share Escrow Agreement to be entered into between the Corporation and the Share Escrow Agent and having such terms as the Corporation shall deem appropriate.

     SECTION 5. The Share Escrow Agent, as record holder of Excess Shares, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors of the Corporation with respect to Excess Shares (the "EXCESS SHARE DIVIDENDS") and shall hold the Excess Share Dividends until disbursed in accordance with the provisions of Section 9 of this Article V. In the event an Excess Owner receives any Excess Share Dividends (including without limitation Excess Share Dividends received prior to the time the Corporation determines that Excess Shares exist with respect to such Excess Owner), such Excess Owner shall repay such Excess Share Dividends to the Share Escrow Agent or the Corporation. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any Excess Share Dividends paid to an Excess Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Capital Stock Beneficially Owned by any Excess Owner (including future dividends on distributions on shares of Capital Stock which fall below the Ownership Limit as well as on Excess Shares), and, as soon as practicable following the Corporation's receipt or withholding thereof, shall pay over to the Share Escrow Agent the dividends so received or withheld, as the case may be.

     SECTION 6. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Corporation, the Share Escrow Agent shall be entitled to receive, ratably with each other holder of Capital Stock of the same class or series, that portion of the assets of the Corporation that shall be available for distribution to the holders of such class or series of Capital Stock. The Share Escrow Agent shall distribute to the Excess Owner the amounts received upon such liquidation, dissolution, winding up or distribution in accordance with the provisions of
Section 9 of this Article V.

     SECTION 7. The Share Escrow Agent shall be entitled to vote all Excess Shares. The Share Escrow Agent shall vote, consent, or assent Excess Shares as follows:

     (a) to vote in favor of each nominee to the Board of Directors of the Corporation whose nomination has been approved by an Independent Board Majority and to vote against any candidate for the Board of Directors of the Corporation for whom no competing candidate has been nominated or selected by an Independent Board Majority;

     (b) unless such action is initiated by or with the consent of the Board of Directors of the Corporation, (i) to vote against removal of any director of the Corporation, (ii) to vote against any alteration, amendment, change or addition to or repeal (collectively, "CHANGE") of the Bylaws or these Articles of Incorporation, (iii) not to nominate any candidate to fill any vacancy of the Board of Directors of the Corporation, (iv) not to call any special meeting of the shareholders of the Corporation, and (v) not take any action by voting such Excess Shares that would be inconsistent with or would have the effect, directly or indirectly, of defeating or subverting the voting requirements contained in Section 7(a) of this Article V or this Section 7(b) of Article V;

     (c) to the extent not covered by clauses (a) and (b) above, on any action, proposal or resolution requiring the approval of the Board of Directors of the Corporation as a prerequisite to entitle the shareholders of the Corporation to vote thereon and as a prerequisite to become effective, to vote in the same proportion as all other votes represented by shares of Capital Stock are cast with respect to such action, proposal or resolution; and

     (d) to the extent not covered by clauses (a), (b) and (c) above, to vote as recommended by the Board of Directors of the Corporation.

     SECTION 8.

     (a) The Share Escrow Agent shall hold all Excess Shares until such time as they are sold in accordance with this Section 8 of Article V.

     (b) The Share Escrow Agent shall sell or cause the sale of Excess Shares at such time or times and on such terms as shall be determined by the Corporation. The Share Escrow Agent shall have the right to take such actions as the Corporation shall deem appropriate to ensure that sales of Excess Shares shall be made only to Permitted Transferees.

     (c) The Share Escrow Agent shall have the power to convey to the purchaser of any Excess Shares sold by the Share Escrow Agent ownership of such Excess Shares free of any interest of the Excess Owner of those Excess Shares and free of any other adverse interest arising through the Excess Owner. The Share Escrow Agent shall be authorized to execute any and all documents sufficient to transfer title to any Permitted Transferee.

     (d) Upon acquisition by any Permitted Transferee of any Excess Shares sold by the Share Escrow Agent or the Excess Owner, such shares shall upon such sale cease to be Excess Shares and shall become regular shares of Capital Stock in the class or series to which such Excess Shares otherwise belong, and the purchaser of such shares shall acquire such shares free of any claims of the Share Escrow Agent or the Excess Owner.

     (e) To the extent permitted by the WBCL or other applicable law, neither the Corporation, the Share Escrow Agent nor anyone else shall have any liability to the Excess Owner or anyone else by reason of any action or inaction the Corporation or the Share Escrow Agent or any director, officer or agent of the Corporation shall take which any of them shall in good faith believe to be within the scope of their authority under this Article V or by reason of any decision as to when or how to sell any Excess Shares or by reason of any other action or inaction in connection with the activities permitted under this
Article V which does not constitute gross negligence or willful misconduct. Without limiting by implication the scope of the preceding sentence, to the extent permitted by law, neither the Share Escrow Agent nor the Corporation nor any director, officer or agent of the Corporation
(a) shall have any liability on grounds that any of them failed to take actions which would or could have produced higher proceeds for any of the Excess Shares or by reason of the manner or timing for any disposition of any Excess Shares, and (b) shall be deemed to be a fiduciary or agent of any Excess Owner.

     SECTION 9. The proceeds from the sale of the Excess Shares and any Excess Share Dividends shall be distributed as follows: (i) FIRST, to the Share Escrow Agent for any costs and expenses incurred in respect of its administration of the Excess Shares that have not theretofore been reimbursed by the Corporation;
(ii) SECOND, to the Corporation for all costs and expenses incurred by the Corporation in connection with the appointment of the Share Escrow Agent, the payment of fees to the Share Escrow Agent with respect to the services provided by the Share Escrow Agent in respect of the escrow and for any other direct or indirect and out of pocket expenses incurred by the Corporation in connection with the Excess Shares, including any litigation costs and expenses, and all funds expended by the Corporation to reimburse the Share Escrow Agent for costs and expenses incurred by the Share Escrow Agent in respect of its administration of the Excess Shares and for all fees, disbursements and expenses incurred by the Share Escrow Agent in connection with the sale of the Excess Shares; and
(iii) THIRD, the remainder thereof (as the case may be) to the Excess Owner; PROVIDED, HOWEVER, if the Corporation shall have any questions as to whether any security interest or other interest adverse to the Excess Owner shall have existed with respect to any Excess Shares, neither the Share Escrow Agent, the Corporation nor anyone else shall have the obligation to disburse proceeds for those shares until the Share Escrow Agent shall be provided with such evidence as the Corporation shall deem necessary to determine the parties who shall be entitled to such proceeds.

     SECTION 10. Each certificate for Capital Stock shall bear the following legend:

          "The shares of stock represented by this certificate are subject to restrictions on ownership and transfer. All capitalized terms in this legend have the meanings ascribed to them in the Corporation's Articles of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on ownership and transfer, shall be sent without charge to each shareholder who so requests. No Person shall Beneficially Own shares of Capital Stock in excess of any Ownership Limit applicable to such Person. Subject to certain limited specific exemptions,
     (i) Beneficial Ownership of that number of shares of Capital Stock by an Institutional Investor which would represent 10% or more of the Voting Power would exceed the Institutional Investor Ownership Limit, (ii) Beneficial Ownership of that number of shares of Capital Stock by a Noninstitutional Investor which would represent 5% or more of the Voting Power would exceed the Noninstitutional Investor Ownership Limit, and (iii) Beneficial Ownership of any combination of shares in any series or class of Capital Stock (including Common Stock) that represents 20% or more of the ownership interest in the Corporation (determined as provided in the

     Corporation's Articles of Incorporation) would exceed the General Ownership Limit. Any Person who attempts to Beneficially Own shares of Capital Stock in violation of this limitation must immediately notify the Corporation. Upon the occurrence of any event that would cause any Person to exceed any Ownership Limit applicable to such Person (including without limitation the expiration of a voting trust that entitled such Person to an exemption from any Ownership Limit applicable to such Person), all shares of Capital Stock Beneficially Owned by such Person in excess of any Ownership Limit applicable to such Person shall automatically be deemed Excess Shares and shall be transferred immediately to the Share Escrow Agent and shall be subject to the provisions of the Corporation's Articles of Incorporation. The foregoing summary of the restrictions on ownership and transfer is qualified in its entirety by reference to the Corporation's Articles of Incorporation."

The legend may be amended from time to time to reflect amendments to these Articles of Incorporation, or revisions to the Ownership Limits in accordance with Section 15 of this Article V.

     SECTION 11. Subject to Section 12 of this Article V, nothing contained in this Article V or in any other provision of these Articles of Incorporation shall limit the authority of the Corporation to take such other action (not specifically prohibited by these Articles of Incorporation) as it deems necessary or advisable to protect the Corporation and the interests of its shareholders.

     SECTION 12. Nothing contained in these Articles of Incorporation shall preclude the settlement of any transactions entered into through the facilities of the New York Stock Exchange, Inc. or any other exchange or through the means of any automated quotation system now or hereafter in effect.

     SECTION 13. Except in the case of manifest error, any interpretation of this Article V by the Board of Directors of the Corporation shall be conclusive and binding; PROVIDED, HOWEVER, that in making any such interpretation, the Board of Directors of the Corporation shall consider, wherever relevant, the Corporation's obligations to the BCBSA.

     SECTION 14. This Article V shall not be applicable with respect to any shares of Capital Stock (i) Beneficially Owned by the Foundation which were issued by the Corporation ("Original Foundation Shares"), or (ii) acquired by the Foundation with respect to Original Foundation Shares as a result of a stock dividend, stock split, conversion, recapitalization, exchange of shares or the like, so long as such shares of Capital Stock shall be Beneficially Owned by the Foundation or by a trustee for the account of the Foundation and subject to the terms of the Voting Trust and Divestiture Agreement, PROVIDED, HOWEVER, that the legend set forth in Section 10 of this Article V shall be placed on all shares of Capital Stock issued to the Foundation at any time. Upon the Transfer of any Beneficial Ownership interest in any Original Foundation Shares (and such other shares of Capital Stock received by the Foundation or by a trustee for the account of the Foundation as a result of a stock dividend, stock split, conversion, recapitalization, exchange of shares or the like relating to such Original

Foundation Shares) from the Foundation or trustee thereof or the voting trust established by the Voting Trust and Divestiture Agreement to any transferee, those shares of Capital Stock shall become fully subject to this Article V from and at all times after such Transfer. Additionally, this Article V shall not be applicable with respect to any shares of Capital Stock Beneficially Owned by a wholly owned subsidiary of the Corporation.

     SECTION 15. In the event the Corporation issues any series or class of Capital Stock other than Common Stock, then an Independent Board Majority shall have the power to determine the manner in which each class or series of Capital Stock shall be counted for purposes of determining each Ownership Limit.

                                   ARTICLE VI
                                     BYLAWS

     SECTION 1. The Bylaws shall govern the business and affairs of the Corporation, the rights and powers of the directors, officers, employees and shareholders of the Corporation in accordance with its terms and shall govern the rights of all persons concerned relating in any way to the Corporation except that if any provision in the Bylaws shall be irreconcilably inconsistent with any provision in these Articles of Incorporation, the provision in these Articles of Incorporation shall control.

     SECTION 2. The Board of Directors of the Corporation shall have the power to amend or replace the Bylaws of the Corporation by the vote of a majority of the whole Board of Directors of the Corporation, except that the approval of an Independent Board Majority shall be required to amend or replace any provision of the Bylaws of the Corporation which, pursuant to the terms thereof, may now or hereafter require the approval of an Independent Board Majority. The shareholders of the Corporation shall not have the power to Change (as defined in Section 7 of Article V hereof) the Bylaws of the Corporation unless such Change shall be approved by the holders of at least seventy-five percent (75%) of the then issued and outstanding shares of Common Stock entitled to vote thereon. Notwithstanding anything contained in this Article VI to the contrary, for so long as the Foundation Beneficially Owns twenty percent (20%) or more of the issued and outstanding shares of Capital Stock, any amendment to the Bylaws of the Corporation shall be subject to the prior review and approval of the Office of the Commissioner of Insurance before such amendment shall be given full force and effect.

                                  ARTICLE VII
                             NO PREFERENTIAL RIGHTS

     No shareholder of the Corporation shall, by reason of his, her or its holding shares of any class or series, have any preemptive or preferential rights to purchase or subscribe to any shares of Capital Stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class now or hereafter to be authorized (whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such shareholder) other than such rights, if any, as the Board of

Directors of the Corporation in its discretion from time to time may grant and at such price as the Board of Directors of the Corporation may fix; and the Board of Directors of the Corporation may issue shares of Capital Stock of the Corporation or any notes, debentures, bonds or other securities, convertible into or carrying options or warrants to purchase shares of Capital Stock without offering any such shares of Capital Stock, either in whole or in part, to the existing shareholders.

                                  ARTICLE VIII
                              NO CUMULATIVE VOTING

     There shall be no cumulative voting by shareholders of any class or series of Capital Stock in the election of directors of the Corporation.

                                   ARTICLE IX
                                BOOKS AND RECORDS

     The books and records of the Corporation may be kept (subject to any provision contained in the WBCL or other applicable law) at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

                                   ARTICLE X
                    RIGHT TO AMEND ARTICLES OF INCORPORATION

     The Corporation reserves the right to Change (as defined in Section 7 of Article V hereof) any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the WBCL or other applicable law and these Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation; PROVIDED, HOWEVER, that notwithstanding anything contained in these Articles of Incorporation to the contrary, (a) the approval of an Independent Board Majority shall be required for the Board of Directors to approve and authorize any Change to Sections 1, 3, 4, 5, 6, 7, 10 and 11 of Article III, Article IV, Article V, Article VI, Article VIII, or this Article X, and (b) the affirmative vote of the holders of at least seventy-five percent (75%) of the then issued and outstanding shares of Common Stock entitled to vote thereon shall be required to Change Sections 1, 3, 4, 5, 6, 7, 10, and 11 of Article III, Article IV, Article V, Article VI, Article VIII, and this Article X (the "SUPERMAJORITY SHAREHOLDER VOTE") and PROVIDED FURTHER, HOWEVER, that (i) the Supermajority Shareholder Vote shall become unnecessary and shall be of no further force and effect with respect to a Change to Article V hereof in the event that each and every License Agreement to which the Corporation shall be subject shall have been terminated; and (ii) the Supermajority Shareholder Vote shall not apply to (1) any Change to Article V to conform Article V hereof to a change to the terms of any License Agreement, (2) any Change to Article V hereof required or permitted by the BCBSA (whether or not constituting a change to the terms of any License Agreement), or (3) any Change to Article V hereof approved by an Independent Board Majority in connection with a proposal to acquire (by means of a merger, consolidation or otherwise) all of the outstanding Capital Stock of the Corporation. The affirmative vote of the holders of at least the percentage of the issued and outstanding Capital Stock entitled to vote thereon required by the WBCL or other applicable law shall be required to Change any provisions of these Articles of Incorporation that shall not require the Supermajority Shareholder Vote under this Article X. Notwithstanding anything contained in this Article X to the contrary, for so long as the Foundation Beneficially Owns twenty percent (20%) or more of the issued and outstanding shares of Capital Stock, any amendment to these Articles of Incorporation shall be subject to the prior review and approval of the Office of the Commissioner of Insurance before such amendment shall be given full force and effect.

                                   ARTICLE XI
                                REGISTERED AGENT

     The address of the registered office of the corporation in the state of Wisconsin is 401 West Michigan Street, Milwaukee, WI 53202. The name of its registered agent at such address is Thomas R. Hefty.






              This instrument was drafted by and is returnable to:

                               Geoffrey R. Morgan
                          Michael Best & Friedrich LLP
                      100 East Wisconsin Avenue, Suite 3300
                            Milwaukee, WI 53202-4108
                                 (414) 271-6560